UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 13, 2010

ALPHA PRO TECH, LTD.

(Exact Name of Registrant as Specified in Charter)

Delaware	01-15725	63-1009183
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Centurian Drive, Suite 112
Markham, Ontario	L3R 9R2
(Address of Principal Executive Offices)	(Zip Code)

(905) 479-0654

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Retirement of Robert H. Isaly from the Board of Directors

On October 13, 2010, Robert H. Isaly retired as a member of the Board of Directors (the “Board”) of Alpha Pro Tech, Ltd. (the “Company”), effective immediately.

(d)           Election of David R. Garcia to the Board of Directors

On October 13, 2010, in connection with the retirement of Robert H. Isaly, the remaining members of the Board, in accordance with the Company’s Bylaws, and upon the recommendation of the Board’s Nominating/Governance Committee, voted unanimously to elect David R. Garcia to fill the vacancy created by Mr. Isaly’s retirement, effective immediately.  The Board appointed Mr. Garcia to serve on the Audit Committee, the Organizational Development and Compensation Committee and the Nominating/Governance Committee of the Board.

Mr. Garcia is currently a private investor.  From 1983 to 2008, Mr. Garcia was a licensed stockbroker/producing manager.  Prior to entering the financial industry, Mr. Garcia was employed by CF&I Steel Corporation in the company’s Labor Relations Department from 1979 to 1983.  From 1973 to 1979, Mr. Garcia was the Executive Director of the Wyoming Fair Employment Commission, a division of the Wyoming Department of Labor.

The Board has affirmatively determined that Mr. Garcia is independent under NYSE Amex listing standards and is otherwise qualified to serve on the Board and the committees to which he has been appointed.  Mr. Garcia will receive the compensation described in the section titled “Director Compensation” included in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 30, 2010, including participation in the Alpha Pro Tech, Ltd. 2004 Stock Option Plan (the “Option Plan”).  Upon his election as a non-employee director, pursuant to the Option Plan, Mr. Garcia received a grant of a non-qualified stock option to purchase up to a maximum of 25,000 shares of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHA PRO TECH, LTD.

Date: October 19, 2010	By:	/s/ Lloyd Hoffman
Lloyd Hoffman
Chief Financial Officer